EXHIBIT 99.2

News Release

35:
Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS MARCH 2006 PERFORMANCE

            HOUSTON, April 3, 2006 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in March 2006 for its Continental Express operating fleet.

            During the month, ExpressJet revenue passenger miles (RPMs) totaled 891 million, up 19.4 percent over March 2005, and available seat miles (ASMs) increased by 14.4 percent compared with March 2005.  ExpressJet's March load factor was 77.5 percent, a 3.3 point increase over March 2005.  The company flew 80,103 block hours, compared with 70,094 block hours in March 2005, and operated 42,765 departures, versus 37,997 departures in March 2005.

            Also in March 2006, ExpressJet operated at a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control.  ExpressJet had a total completion factor of 98.9 percent during the month.  In March 2005, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 98.8 percent.

            During the month, ExpressJet accepted delivery of one 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 270 jets.

            ExpressJet Holdings has strategic investments in the air transportation sector, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines operates a fleet of Embraer regional jets as Continental Express to 152 destinations in the United States, Canada, Mexico, Central America and the Caribbean, and provides third-party training through its Training Services division.  ExpressJet Services, LLC provides third-party repair services.  The company is the sole stockholder of these subsidiaries and also invests in other entities that permit it to leverage the management experience, efficiencies and economies of scale present in its subsidiaries.  For more information, visit expressjet.com.

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EXPRESSJET REPORTS MARCH 2006 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

March	2006		2005		Change

Revenue Passenger Miles (000)	891,063		746,054		19.4	Percent

Available Seat Miles (000)	1,149,345		1,004,967		14.4	Percent

Passenger Load Factor	77.5	Percent	74.2	Percent	3.3	Points

Block Hours	80,103		70,094		14.3	Percent

Departures	42,765		37,997		12.5	Percent

YEAR-TO-DATE	2006		2005		Change

Revenue Passenger Miles (000)	2,317,954		1,952,690		18.7	Percent

Available Seat Miles (000)	3,081,950		2,739,940		12.5	Percent

Passenger Load Factor	75.2	Percent	71.3	Percent	3.9	Points

Block Hours	214,192		191,276		12.0	Percent

Departures	115,093		103,638		11.1	Percent

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